Exhibit 20

GBC COMBINES TWO BUSINESS UNITS TO CREATE
NEW COMMERCIAL AND CONSUMER GROUP

        Northbrook, IL, September 4, 2002 -- General Binding Corporation (Nasdaq: GBND) announced today that it has combined its Document Finishing and Office Products businesses into a new group named the Commercial and Consumer Group. Dave Hewitt, currently President of the Office Products Group, will be named President of the merged unit.

        "This step will simplify and bring added focus to our organizational structure, and it eliminates overlaps and inefficiencies in our market strategy, product development efforts and support functions," said Dennis Martin, GBC's Chairman of the Board, President and CEO. "Under Dave Hewitt's guidance, the performance of our Office Products Group has improved significantly, and I am confident in his ability to lead the new organization to similar success."

        "The Commercial and Consumer Group will leverage our powerful brand names, our proven market strength, our leadership in innovation and our customer and consumer experience," Mr. Martin said. "It also will exploit opportunities for synergies in product development, manufacturing, marketing, distribution and customer service. And through improved alignment of our sales and marketing activities, it will help us discover and pursue creative new ways to add profitable revenues."

        "Creation of this new group continues the transformation of GBC and builds on our significant progress gained through the Operational Excellence Program during the past 15 months," Mr. Martin added.

        Timothy Webb, formerly President of the Document Finishing Group, has left the Company to pursue other opportunities.

        GBC is an innovative global technology leader in document finishing, film lamination, visual communications and paper shredder products. GBC's products are marketed in over 115 countries under the GBC, Quartet, Ibico, and Pro-Tech brands, and are used in the commercial, business, educational, home office and governmental markets.

This press release includes forward-looking statements involving uncertainties and risks, and there can be no assurance that actual results will not differ from the Company's expectations. The words "should," "believe," "anticipates," "plans," "may," "expects" and other expressions that indicate future events and trends identify forward-looking statements. Factors that could cause materially-different results include, among other things, competition within the office products and lamination film products markets, effects of general economic conditions, issues associated with the integration of recently-acquired operations, the ability of the Company's distributors to successfully market the Company's products and other risks described in the Company's filings with the S.E.C. The Company assumes no obligation to update its forward-looking statements.

Contact: Paul J. Bors, Corporate Treasurer
(847) 291-6187 or pbors@gbc.com (E-mail)
www.gbc.com (GBC's web site)